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                                                                    Exhibit 99.1


                    [FIRST COMMUNITY BANCSHARES, INC. LOGO]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:              FOR MORE INFORMATION, CONTACT:
APRIL 1, 2004                       ROBERT L. SCHUMACHER AT (276) 326-9000


         FIRST COMMUNITY BANCSHARES, INC. (FCBC) ANNOUNCES COMPLETION OF
                        ACQUISITION OF PCB BANCORP, INC.

     BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. (the "Company") (Nasdaq: FCBC; www.fcbinc.com) announced today that it has completed its acquisition of PCB Bancorp, Inc., a Tennessee-chartered bank holding company ("PCB Bancorp"). The acquisition expands First Community Bank's commercial banking operations into East Tennessee, the Company's first entry into the Tennessee market. PCB Bancorp has six full-service offices located in Johnson City, Kingsport and surrounding areas of Washington and Sullivan Counties in East Tennessee. These offices will continue to operate under the name "People's Community Bank," as a division of First Community Bank, N. A., the wholly-owned national bank subsidiary of First Community Bancshares, Inc. PCB Bancorp, which is headquartered in Johnson City, Tennessee, has total assets of $168 million and total deposits of $146 million.

     The merger was accomplished through the purchase of PCB Bancorp common stock at $40 per share in cash. The total deal value, including the cash-out of outstanding stock options, is approximately $36 million.

     Phillip R. Carriger, Chairman and Chief Executive Officer of PCB Bancorp, will remain in charge of the area as President, East Tennessee Region, for First Community Bank, N. A.

     The merger brings First Community Bancshares, Inc.'s assets to $1.9 billion. The Company is headquartered in Bluefield, Virginia. With the addition of the PCB Bancorp locations, First Community Bank will be operating through 52 full-service offices in the four-state region of Virginia, North Carolina, Tennessee, and West Virginia and two trust and investment management offices. First Community Bank is also the parent company of Stone Capital Management, Inc., an SEC registered investment advisory firm and United First Mortgage, Inc., which operates eight mortgage brokerage facilities throughout Virginia. First Community Bancshares, Inc.'s common stock is traded on the Nasdaq National Market under the symbol "FCBC."





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                                   DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions, the success of the business combination as planned by the parties, the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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